As filed with the Securities and Exchange Commission on November 9, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

 THE SECURITIES ACT OF 1933

Summit Wireless Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	30-1135279
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

6840 Via Del Oro Ste. 280

San Jose, CA 95119

(408) 627-4716

 (Address, including zip code, and telephone number, including area code,

 of registrant’s principal executive offices)

Summit Semiconductor, Inc. 2018 Long-Term Stock Incentive Plan

(Full Title of Plan)

Brett Moyer

Chief Executive Officer, President and Chairman of the Board

6840 Via Del Oro Ste. 280

San Jose, CA 95119

(408) 627-4716

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

David Danovitch, Esq.

Robinson Brog Leinwand Greene Genovese & Gluck P.C.

875 Third Avenue, 9th Floor

New York, New York 10022

(212) 603-6300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.0001 per share, to be issued under the Summit Semiconductor, Inc. 2018 Long-Term Stock Incentive Plan (1)	2,303,503	$4.38	$10,089,343	$1,222.83
Total	2,303,503	$4.38	$10,089,343	$1,222.83

(1)     Represents an estimated maximum amount of shares of the common stock, par value $0.0001 per share (the “Common Stock”) of Summit Wireless Technologies, Inc. (the “Company” or the “Registrant”) issuable pursuant to the Company’s 2018 Long-Term Stock Incentive Plan (the “2018 Plan”). Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall cover an indeterminate number of plan interests to be offered or sold pursuant to the 2018 Plan. In addition, pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the 2018 Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Common Stock.

(2)     Estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of calculating the applicable registration fee. The proposed maximum offering price per share of Common Stock represents the average of the high and low prices of the Common Stock as reported on the Nasdaq Capital Market on November 8, 2018.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be delivered in accordance with Rule 428(b)(1) of the Securities Act. Such documents are not required to be filed with the U.S. Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents, and the documents incorporated by reference in Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Incorporated by reference in this Registration Statement are the following documents filed by the Company with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

(1)	The Registrant’s prospectus dated July 26, 2018 (File No. 333-224267), filed with the Commission on July 27, 2018 pursuant to Rule 424(b)(4) under the Securities Act;
(2)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2018, filed with the Commission on September 14, 2018, as amended by the Registrant’s Quarterly Report on Form 10-Q/A for the fiscal quarter ended June 30, 2018, filed with the Commission on September 24, 2018;
(3)	The Registrant’s Current Reports on Form 8-K, filed with the Commission on July 31, 2018 and September 14, 2018; and
(4)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A, filed on July 25, 2018 (File No. 001-38608), pursuant to Section 12(b) of the Exchange Act, including all other amendments and reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Delaware General Corporation Law and certain provisions of the Company’s bylaws (the “Bylaws”) under certain circumstances provide for indemnification of the Company’s officers, directors and controlling persons against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to the Bylaws and to the statutory provisions.

In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person’s actions were in good faith, were believed to be in the Company’s best interest, and with respect to any criminal action or proceeding, such person had no reasonable cause to believe their actions were unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the Company’s board of directors, by legal counsel or by a vote of the Company’s stockholders, that the applicable standard of conduct was met by the person to be indemnified.

The circumstances under which indemnification is granted in connection with an action brought on the Company’s behalf is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, unless the court determines otherwise, the person to be indemnified must have acted in good faith and in a manner believed to have been in the Company’s best interest, and has not been adjudged liable to the corporation.

Indemnification may also be granted pursuant to the terms of agreements which the Company may enter into in the future with each of its directors and executive officers or pursuant to a vote of the Company’s stockholders or directors. Delaware law and the Bylaws also grant the Company power to purchase and maintain insurance which protects the Company’s officers and directors against any liabilities incurred in connection with their service in such a position, and such a policy has been obtained by the Company. We maintain an insurance policy that indemnifies our directors and officers against various liabilities and expenses that might be incurred in certain stated proceedings and under certain stated conditions by any director or officer in his or her capacity as such.

A stockholder’s investment may be adversely affected to the extent that the Company pays the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. There is no pending litigation or proceeding involving any of the Company’s directors, officers or employees regarding which indemnification by the Company is sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Title

5.1	Opinion of Robinson Brog Leinwand Greene Genovese & Gluck P.C.
10.1	Summit Semiconductor, Inc. 2018 Long-Term Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Amendment No. 4 to Registration Statement on Form S-1 (File No. 333-224267) filed with the Commission on July 2, 2018).
10.2	Form of Restricted Stock Agreement for Directors under the Summit Semiconductor, Inc. 2018 Long-Term Stock Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company’s Amendment No. 4 to Registration Statement on Form S-1 (File No. 333-224267) filed with the Commission on July 2, 2018).
10.3	Form of Restricted Stock Agreement for Employees under the Summit Semiconductor, Inc. 2018 Long-Term Stock Incentive Plan (incorporated by reference to Exhibit 10.3 to the Company’s Amendment No. 4 to Registration Statement on Form S-1 (File No. 333-224267) filed with the Commission on July 2, 2018).
23.1	Consent of BPM LLP
23.2	Consent of Robinson Brog Leinwand Greene Genovese & Gluck P.C. (Reference is made to Exhibit 5.1).
24.1	Power of Attorney (set forth on the signature page of this Registration Statement).

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California on the 9th day of November, 2018.

SUMMIT WIRELESS TECHNOLOGIES, Inc.

By: /s/ Brett Moyer

Brett Moyer

Chief Executive Officer, President

and Chairman of the Board

(Principal Executive Officer)

 By: /s/ Gary Williams

Gary Williams

Chief Financial Officer

(Principal Financial Officer and
Accounting Officer)

POWER OF ATTORNEY: KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Brett Moyer and Gary Williams and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Date: November 9, 2018	By:	/s/ Brett Moyer
Brett Moyer
Chief Executive Officer, President and Chairman of the Board (Principal Executive Officer)

Date: November 9, 2018	By:	/s/ Gary Williams
Gary Williams
Chief Financial Officer (Principal Financial Officer and Accounting Officer)

Date: November 9, 2018	By:	/s/ Michael Fazio
Michael Fazio
Director

Date: November 9, 2018	By:	/s/ Jonathan Gazdak
Jonathan Gazdak
Director

Date: November 9, 2018	By:	/s/ Dr. Jeffrey M. Gilbert
Dr. Jeffrey M. Gilbert
Director

Date: November 9, 2018	By:	/s/ Helge Kristensen
Helge Kristensen
Director

Date: November 9, 2018	By:	/s/ Sam Runco
Sam Runco
Director

Date: November 9, 2018	By:	/s/ Brian Herr
Brian Herr
Director

Date: November 9, 2018	By:	/s/ Michael Howse
Michael Howse
Director

EXHIBIT INDEX

Exhibit Number	Exhibit Title
5.1	Opinion of Robinson Brog Leinwand Greene Genovese & Gluck P.C.
10.1	Summit Semiconductor, Inc. 2018 Long-Term Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Amendment No. 4 to Registration Statement on Form S-1 (File No. 333-224267) filed with the Commission on July 2, 2018).
10.2	Form of Restricted Stock Agreement for Directors under the Summit Semiconductor, Inc. 2018 Long-Term Stock Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company’s Amendment No. 4 to Registration Statement on Form S-1 (File No. 333-224267) filed with the Commission on July 2, 2018).
10.3	Form of Restricted Stock Agreement for Employees under the Summit Semiconductor, Inc. 2018 Long-Term Stock Incentive Plan (incorporated by reference to Exhibit 10.3 to the Company’s Amendment No. 4 to Registration Statement on Form S-1 (File No. 333-224267) filed with the Commission on July 2, 2018).
23.1	Consent of BPM LLP
23.2	Consent of Robinson Brog Leinwand Greene Genovese & Gluck P.C. (Reference is made to Exhibit 5.1).
24.1	Power of Attorney (set forth on the signature page of this Registration Statement).